Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement dated as of June 26, 2022 (this “Amendment”) is among Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Business Combination Agreement dated as of March 17, 2022 (the “Business Combination Agreement”) among BCAC, Merger Sub and the Company.

WHEREAS, pursuant to Section 9.04 of the Business Combination Agreement, the parties desire to amend the Business Combination Agreement as provided in this Amendment;

WHEREAS, the respective boards of directors of BCAC, Merger Sub and the Company have approved this Amendment and the transactions contemplated hereby; and

WHEREAS, the board of directors of each of BCAC and Merger Sub have approved this Amendment and declared it advisable for BCAC and Merger Sub, respectively to enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

SECTION 1.    Amendment to the Business Combination Agreement. The first sentence of Section 7.17(a) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

Upon the Effective Time, the BCAC Board and the board of directors of the Surviving Corporation shall consist of eight (8) members, which shall consist of (i) seven (7) members to be selected by the Company and (ii) one (1) member to be selected by BCAC (it being understood that such members have the necessary skills and credentials to be members of a board of directors of a publicly traded company, a majority of the board shall be considered “independent” under the Stock Exchange requirements and that at least one (1) member shall meet the audit committee financial expert requirement).

SECTION 2.    Miscellaneous.

(a)    Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Business Combination Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)    References to the Business Combination Agreement. Upon the entry into this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “Business Combination Agreement” and phrases of similar import, shall refer to the Business Combination Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” and phrases of similar import shall continue to refer to March 17, 2022).

(c)    Other Miscellaneous Terms. The provisions of Article X (General Provisions) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Business Combination Agreement to be duly executed and delivered as of the date first above written.

BROOKLINE CAPITAL ACQUISITION CORP.,

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: Chief Executive Officer and Chairman

PROJECT BAROLO MERGER SUB, INC.

By:	/s/ Dr. Samuel P. Wertheimer
Name: Dr. Samuel P. Wertheimer
Title: President and Treasurer

APEXIGEN, INC.

By:	/s/ Xiaodong Yang
Name: Xiaodong Yang
Title: Chief Executive Officer